VALHI REPORTS FIRST QUARTER 2013 RESULTS

DALLAS, TEXAS . . May 10, 2013.  Valhi, Inc. (NYSE: VHI) reported a loss from continuing operations attributable to Valhi stockholders of $39.8 million, or $.12 per diluted share, in the first quarter of 2013 compared to income from continuing operations attributable to Valhi stockholders of $88.4 million, or $.26 per diluted share, in the first quarter of 2012.  Changes in reported net income attributable to Valhi stockholders are primarily due to changes in operating results in the Company’s Chemicals Segment.

The Chemicals Segment’s net sales of $463.6 million in the first quarter of 2013 were $97.7 million, or 17% lower than in the first quarter of 2012 primarily due to lower average TiO2 selling prices partially offset by slightly higher sales volumes.  The Chemicals Segment’s average TiO2 selling prices were 21% lower in the first quarter of 2013 as compared to the first quarter of 2012, and average selling prices at the end of the first quarter of 2013 were 7% lower than at the end of 2012.  TiO2 sales volumes for the first quarter of 2013 increased 1% as compared to the first quarter of 2012 due to increased customer demand in export markets offset in part by slightly lower demand in North American and European markets.  The Chemicals Segment’s sales volumes in the first quarter of 2013 set a new record for a first quarter.  Fluctuations in currency exchange rates had a marginal impact on net sales comparisons, increasing net sales by approximately $1 million as compared to the first quarter of 2012.  The table at the end of this press release summarizes how each of these items impacted the overall increase in net sales.

The Chemicals Segment’s TiO2 operating loss for the first quarter of 2013 was $45.1 million as compared with operating income of $211.3 million in the first quarter of 2012.  Operating income in the first quarter of 2013 decreased primarily due to the negative effects of lower TiO2 selling prices, lower production volumes and higher raw materials costs.  The Chemicals Segment’s cost of sales per metric ton of TiO2 sold in the first quarter of 2013 was significantly higher than TiO2 sold in the first quarter of 2012, as a substantial portion of the TiO2 products the Chemicals Segment sold in the first quarter of 2012 was produced with lower-cost feedstock ore purchased in 2011, while a substantial portion of the TiO2 products the Chemicals Segment sold in 2013 was produced with higher-cost feedstock ore purchased in 2012.  The Chemicals Segment’s TiO2 production volumes were 13% lower in the first quarter of 2013 as compared to the first quarter of 2012.  During the first quarter of 2013, the Chemicals Segment operated its production facilities at approximately 92% of practical capacity to align production and inventory levels to current and anticipated near-term customer demand levels.  Fluctuations in currency exchange rates also affected segment profit comparisons, which increased operating loss by approximately $6 million.

The Component Products Segment’s net sales increased 5% in the first quarter of 2013 as compared to the first quarter 2012.  Net sales increased principally due to higher postal market demand within security products and an increase in marine components sales outside of the high performance boat market through gains in market share.  The Component Products Segment’s operating income from continuing operations decreased slightly from $1.6 million in the first quarter of 2012 to $1.5 million in the first quarter of 2013.  Operating income from continuing operations comparisons were negatively impacted by higher self-insured medical expenses in 2013, which more than offset the favorable impact of higher net sales.

The Waste Management Segment’s sales increased significantly in the first quarter of 2013 compared to 2012, as we began routinely accepting low-level radioactive waste (“LLRW”) for disposal at the recently completed Compact LLRW disposal facility during the second half of 2012. We recognized a positive gross margin in the first quarter of 2013 as compared to 2012 as a result of increased sales.  The Waste Management Segment’s operating loss was lower in the first quarter of 2013 compared to 2012 due to increased sales; however it still recognized an operating loss in the first quarter of 2013 because Waste Management has not yet achieved sufficient revenues to offset the high cost structure associated with operating under its byproduct and LLRW disposal licenses, in part because it had not received LLRW for disposal in the Federal LLRW disposal facility by the end of the first quarter 2013.  The Waste Management Segment received a national disposal contract for its Federal LLRW facility in April 2013.  The contract is for a period of five years and up to $300 million.

As previously reported, in February 2013, the Chemicals Segment voluntarily prepaid an aggregate $290 million principal amount under its $400 million term loan, using $100 million of available cash as well as borrowings of $190 million under a new loan from Contran Corporation, our parent company.  As a result of such prepayment, the Company’s results in 2013 include a pre-tax charge of $6.6 million ($3.4 million, or $.01 per share, net of income tax benefit and noncontrolling interest), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayment.

Corporate expenses were 53% lower at $9.7 million in the first quarter of 2013 compared to $20.3 million in the same period in 2012, primarily due to lower environmental remediation and related expense recognized in the first quarter of 2013.

In December 2012, the Company completed the sale of the Component Products Segment’s furniture components operations to a competitor.  The Company has reclassified its Condensed Consolidated Statement of Operations to reflect the disposed business as discontinued operations for the 2012 period.

In May 2012, the Company implemented a 3-for-1 split of its common stock in the form of a stock dividend.  All share and per-share disclosures for the 2012 period presented in this press release have been adjusted to give effect to the stock split.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ titanium dioxide pigment (“TiO2”) operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry expansion;
•	Changes in raw material and other operating costs (such as energy, ore and steel costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•      Potential consolidation of our competitors;
•      Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone, and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
Our ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria (such as Kronos’ ability to utilize its German net operating loss carryforwards);

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos’ class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Our ability to successfully defend against currently-pending or possible future challenge to WCS’ operating licenses and permits; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components) and waste management industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended
	March 31,
	2012	2013
	(unaudited)

Net sales
Chemicals	$561.3	$463.6
Component products	20.4	21.5
Waste management	1.1	14.1

Total net sales	$582.8	$499.2

Operating income (loss)
Chemicals	$211.3	$(45.1)
Component products	1.6	1.5
Waste management	(9.6)	(1.6)

Total operating income (loss)	203.3	(45.2)

Equity in earnings of investee	.1	(.3)

General corporate items:
Securities earnings	7.1	6.6
Insurance recoveries	1.1	.6
Loss on the prepayment of debt	-	(6.6)
General expenses, net	(20.3)	(9.7)
Interest expense	(13.5)	(15.4)

Income (loss) from continuing operations,
before income taxes	177.8	(70.0)

Income tax expense (benefit)	59.0	(21.8)

Income (loss) from continuing operations	118.8	(48.2)
Income from discontinued operations, net of tax	.7	-
Net income (loss)	119.5	(48.2)

Noncontrolling interest in net income (loss)
of subsidiaries	30.6	(8.4)

Net income (loss) attributable to Valhi
stockholders	$88.9	$(39.8)

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)

	Three months ended
	March 31,
	2012	2013
	(unaudited)

Amounts attributable to Valhi stockholders:

Income (loss) from continuing operations	$88.4	$(39.8)
Income from discontinued operations	.5	-
Net income (loss) attributable to Valhi stockholders	$88.9	$(39.8)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$.26	$(.12)
Income from discontinued operations	-	-
Net income (loss) per share attributable to Valhi
stockholders	$.26	$(.12)

Basic and diluted weighted average shares
outstanding	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

Three months ended
March 31,
2013 vs. 2012
(unaudited)

Percentage change in TiO2 sales :
TiO2 product pricing	(21)%
TiO2 sales volumes	1
TiO2 product mix	3
Changes in currency exchange rates	-

Total	(17)%